Exhibit (d)(1)(j)
Schedule A to Advisory Agreement

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PL Portfolio Optimization Conservative	0.00%
PL Portfolio Optimization Moderate-Conservative	0.00%
PL Portfolio Optimization Moderate	0.00%
PL Portfolio Optimization Moderate-Aggressive	0.00%
PL Portfolio Optimization Aggressive	0.00%
PL Money Market Fund	0.40% of the first $250 million
0.35% of the next $250 million
0.30% on excess
PL Main Street® Core Fund	0.65%
PL Emerging Markets Fund	1.00%
PL International Value Fund	0.85%
PL Short Duration Bond Fund	0.60%
PL Growth LT Fund	0.75%
PL Mid-Cap Value Fund	0.85%
PL Large-Cap Growth Fund	0.95%
PL International Large-Cap Fund	1.05%
PL Small-Cap Growth Fund	1.00%
PL Small-Cap Value Fund	0.95%
PL Managed Bond Fund	0.60%
PL Inflation Managed Fund	0.60%
PL Large-Cap Value Fund	0.85%
PL Comstock Fund	0.95%
PL Mid-Cap Growth Fund	0.90%
PL Real Estate Fund	1.10%
Effective July 1, 2007

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed by their officers designated below on the date written above.

PACIFIC LIFE FUNDS

By: Name:	/s/ Howard T. Hirakawa Howard Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By: Name:	/s/ Howard T. Hirakawa Howard Hirakawa
Title:	Vice President

By: Name:	/s/ Laurene E. MacElwee Laurene E. MacElwee
Title:	Assistant Vice President & Assistant Secretary